BARBARA K. CEGAVSKE

Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation

 (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Designation
For Nevada Corporations
(Pursuant to NRS 78.1955)

1.	Name of corporation:
Stratean, Inc.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SERIES A PREFERRED STOCK

On behalf of Stratean, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation authorized by Article IV of the Articles of Incorporation (“Preferred Stock”), a series of Series A Preferred Stock, consisting of one million (1,000,000) shares

SEE ATTACHED

3.	Effective date of filing (optional):

4.	Signatures (required)

X /s/ Zachary Bradford
Signature

______________________________________

CERTIFICATE OF DESIGNATION

OF

STRATEAN, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES A PREFERRED STOCK

On behalf of Stratean, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation authorized by Article IV of the Articles of Incorporation (“Preferred Stock”), a series of Series A Preferred Stock, consisting of one million (1,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series A Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series A Preferred Stock.” The number of shares constituting the Series A Preferred Stock shall be one million (1,000,000) shares. Except as otherwise provided herein, the Series A Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.001 per share (the “Common Stock”).

2. Dividends. The holders (each a “Holder” and collectively, the “Holders”) shall be entitled to receive, and the Corporation shall pay, a quarterly dividend of 2% of the Corporation’s earnings before interest, taxes and amortization (“EBITA”) under the generally accepted accounting principles (“GAAP”). Dividends on the Series A Preferred Stock shall be payable on a quarterly basis beginning at the end of the Corporation’s fiscal quarter following the original issue date (“Issuance Date”). Dividends on the Series A Preferred Stock are payable, at the Corporation's option, in (a) cash or (b) shares of the Corporation's Common Stock or a combination thereof.

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the Holders of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation, cash in an amount equal to $0.02 (the “Stated Value”) for each one (1) share of Series A Preferred Stock plus the aggregate amount of accumulated but unpaid dividends for each one (1) share of Series A Preferred Stock. If, upon the Liquidation, the assets to be distributed among the Holders of the Series A Preferred Stock are insufficient to permit the payment to such Holders of the full Stated Value for their shares plus accumulated but unpaid dividends, then the assets of the Corporation allocated for distribution to the Holders of the Series A Preferred Stock shall be distributed pro rata among the holders of all the corporate stock.

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

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4.  Redemption Right.

(a) Rights upon Change of Control Event. No later than three (3) business day prior to the consummation of a Change of Control Event (as defined above), the Corporation shall deliver written notice thereof via facsimile, e-mail or otherwise to each Holder (a “Change of Control Notice”). At any time during the period beginning after a Holder’s receipt of a Change of Control Notice and one (1) business day prior to the consummation of such Change of Control Event, such Holder may require the Corporation to redeem all of the shares of Series A Preferred Stock held by such Holder on the date of consummation of such Change of Control Event by delivering written notice thereof to the Corporation (a “Change of Control Redemption Notice”). If a Holder timely delivers a Change of Control Redemption Notice, each share of Series A Preferred Stock held by the Holder on the date of consummation of such Change of Control Event that is subject to redemption pursuant to this Section 4 from such Holder shall be redeemed by the Corporation in an amount equal to three (3) shares of Common Stock (the “Change of Control Redemption Amount”). The Corporation shall make payment of the Change of Control Redemption Amount within five (5) business days immediately following the consummation of such Change of Control Event.

(b) Reservation of Stock. The Corporation shall at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the redemption of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the redemption of all outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized by unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(c) Income Taxes. The converting Holder shall pay any and all income and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on redemption of shares of Series A Preferred Stock.

(d) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under Section 4 of this Designation by the Corporation, but will at all times in good faith assist in carrying out of all the provision of Section 4 of this Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

5. Voting. The holders of Series A Preferred Stock shall have the right to cast forty-five (45) votes for each share held of record on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series A Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

6. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

7. Transfer of Series A Preferred Stock. A Holder may transfer some or all of its shares of Series A Preferred Stock without the consent of the Corporation so long as such transfer complies with all applicable securities laws.

8. Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, by a majority of the Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes or the Articles of Incorporation.

IN WITNESS WHEREOF the undersigned has signed this Designation this 15th day of April 2015.

Stratean, Inc.
By:	/s/ S. Zachary Bradford
Name:	Zachary Bradford, CFO

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